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EXHIBIT 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

        We consent to the incorporation our report dated June 20, 3003 (which expressed an unqualified opinion and included explanatory paragraphs relating to the entity's ability to continue as a going concern described in Note 1 and the Company's change in its method of accounting for goodwill and other intangibles to conform with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets), relating to the consolidated financial statements and schedule of Med Diversified, Inc. and Subsidiaries as of and for the year ended March 31, 2003 appearing in this Annual Report on Form 10-K.

Brown & Brown, LLP
Boston, Massachusetts
June 30, 2003

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CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS